EXHIBIT 11

                  ABATIX ENVIRONMENTAL CORP. AND SUBSIDIARY

                      Computation Re Per Share Earnings

                                                  Year Ended December 31,
                                            ---------------------------------
                                              1995        1994        1993
                                            ---------   ---------   ---------
Average shares outstanding:
  Primary:
    Common shares outstanding,
      beginning of period                   2,293,248   2,275,918   2,107,633
    Weighted average number
      of shares issued                         22,932      36,995      97,001
    Weighted average number
      of shares acquired                     (108,724)     (1,829)          -
    Dilutive stock options and warrants,
      based on the treasury stock
      method using average market prices       30,856      18,990      99,725
                                            ---------   ---------   ---------
           Total                            2,238,312   2,330,074   2,304,359
                                            =========   =========   =========
  Fully Diluted:
    Common shares outstanding,
      beginning of period                   2,293,248   2,275,918   2,107,633
    Weighted average number
      of shares issued                         22,932      36,995      97,001
    Weighted average number
      of shares acquired                     (108,724)     (1,829)          -
    Dilutive stock options and warrants,
      based on the treasury stock method
      using the market price at the end of
      the period if higher than the
      average market price                     30,856      18,990     101,467
                                            ---------   ---------   ---------
           Total                            2,238,312   2,330,074   2,306,101
                                            =========   =========   =========
Earnings:
  Earnings from continuing operations       $ 813,377   $ 580,209   $ 283,201
  Loss from discontinued operations                 -    (363,233)   (144,073)
  Cumulative effect at January 1, 1993 of
    change in accounting for income taxes           -           -      19,697
                                            ---------   ---------   ---------
           Net earnings                     $ 813,377   $ 216,976   $ 158,825
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                                            =========   =========   =========

Primary earnings per common and common
  equivalent share:
    Earnings from continuing operations     $    0.36   $    0.25   $    0.12
    Loss from discontinued operations               -       (0.16)      (0.06)
   Cumulative effect at January 1, 1993 of
     change in accounting for income taxes          -           -        0.01
                                            ---------   ---------   ---------
          Net earnings                      $    0.36   $    0.09   $    0.07
                                            =========   =========   =========

 Fully diluted earnings per common and
  common equivalent share:
    Earnings from continuing operations     $    0.36   $    0.25   $    0.12
    Loss from discontinued operations               -       (0.16)      (0.06)
   Cumulative effect at January 1, 1993 of
     change in accounting for income taxes          -           -        0.01
                                            ---------   ---------   ---------
           Net earnings                     $    0.36   $    0.09   $    0.07
                                            =========   =========   =========